Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS FIRST QUARTER RESULTS
AND PROVIDES 2008 EARNINGS GUIDANCE

COVINGTON, LA. (April 24, 2008) – Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM: POOL) today reported its results for the first quarter of 2008.

“While it is still relatively early in the 2008 season, we are encouraged by our results given the challenging market conditions in our industry. We improved gross margins despite the tough competitive pricing environment and realized further progress in managing expenses through cost control measures.  The new pool and irrigation construction markets are facing unprecedented conditions created by the combination of significant declines in the real estate and mortgage-backed financing markets.  As a result, our sales were negatively impacted with a more pronounced effect on our irrigation business and complementary product sales.  Inclement weather also had an adverse effect on our results for the quarter,” commented Manuel Perez de la Mesa, President and CEO.

Net sales for the seasonally slow first quarter decreased $35.5 million, or 9%, to $338.2 million, compared to $373.7 million in the first quarter of 2007.  Base business sales declined approximately 11% (compared to 4% growth in the first quarter of 2007) on soft demand for pool and irrigation construction products.  Complementary product sales continue to be negatively impacted by the decline in new pool construction and decreased 16% compared to the first quarter of 2007.

Gross profit for the quarter ended March 31, 2008 decreased $8.1 million, or 8%, to $95.4 million from $103.5 million in the first quarter of 2007.  Gross profit as a percentage of net sales (gross margin) improved 50 basis points to 28.2% in the first quarter of 2008 from 27.7% in the first quarter of 2007.

Selling and administrative expenses (operating expenses) decreased $1.7 million, or 2%, to $93.2 million in the first quarter of 2008 from $94.9 million in the first quarter of 2007.  This decrease is primarily attributable to the impact of cost control initiatives.  Total operating expenses as a percentage of net sales increased to 27.5% in the first quarter of 2008 from 25.4% in the same period in 2007 due to the lower top line results.

Operating income was $2.2 million in the first quarter of 2008 compared to $8.6 million in the same period in 2007.  Operating income as a percentage of net sales (operating margin) decreased to 0.6% from 2.3% in the first quarter of 2007.  Interest expense increased 11% during the quarter due to higher average debt levels, which were partially offset by a lower weighted average effective interest rate compared to the first quarter of 2007.  Loss per share for the first quarter of 2008 was $0.07 per diluted share on a net loss of $3.2 million, compared to earnings of $0.03 per diluted share on net income of $1.4 million in the same period in 2007.  EBITDA (as defined in the addendum) was $5.4 million in the first quarter of 2008 compared to $11.5 million in the first quarter of 2007.

On the balance sheet, total net receivables decreased 11% compared to March 31, 2007 due to lower first quarter 2008 sales.  Our inventory levels increased 15% to $476.8 million at March 31, 2008.  This increase reflects higher inventory levels attributable to the decline in first quarter sales and $17.1 million of acquired inventory, primarily related to National Pool Tile.

The seasonal use of cash in operations increased $2.1 million to $15.4 million in the first quarter of 2008 compared to $13.3 million in the same period of 2007.

“Based on results to date and the current external environment, we project full year 2008 earnings per share will be in the range of $1.20 to $1.50 per diluted share,” continued Perez de la Mesa.

At March 31, 2008, 272 sales centers were included in the base business calculations and 19 sales centers were excluded.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates 291 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, changes in the economy and the housing market and other risks detailed in POOL’s 2007 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007

Net sales	$338,215	$373,706
Cost of sales	242,861	270,221
Gross profit	95,354	103,485
Percent	28.2%	27.7%
Selling and administrative expenses	93,157	94,853
Operating income	2,197	8,632
Percent	0.6%	2.3%

Interest expense, net	5,024	4,519
Income (loss) before income taxes and equity losses	(2,827)	4,113
Provision (benefit) for income taxes	(1,089)	1,588
Equity losses in unconsolidated investments, net	(1,446)	(1,171)
Net income (loss)	$(3,184)	$1,354
Earnings (loss) per share:
Basic	$(0.07)	$0.03
Diluted	$(0.07)	$0.03
Weighted average shares outstanding:
Basic	47,538	50,201
Diluted	47,538	52,462

Cash dividends declared per common share	$0.12	$0.105

POOL CORPORATION
Condensed Consolidated Balance Sheets
 (Unaudited)
(In thousands)

	March 31,	March 31,	Change
	2008	2007	$	%

Assets
Current assets:
Cash and cash equivalents	$6,476	$30,555	$(24,079)	(79)%
Receivables, net	42,266	51,104	(8,838)	(17)
Receivables pledged under receivables facility	163,921	179,930	(16,009)	(9)
Product inventories, net	476,758	413,161	63,597	15
Prepaid expenses and other current assets	10,241	9,383	858	9
Deferred income taxes	9,139	7,676	1,463	19
Total current assets	708,801	691,809	16,992	2

Property and equipment, net	34,957	34,551	406	1
Goodwill	167,398	155,231	12,167	8
Other intangible assets, net	15,465	17,763	(2,298)	(13)
Equity interest investments	31,551	30,522	1,029	3
Other assets, net	24,774	17,753	7,021	40
Total assets	$982,946	$947,629	$35,317	4%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$333,104	$325,448	$7,656	2%
Accrued and other current liabilities	30,704	24,515	6,189	25
Short-term financing	66,812	102,300	(35,488)	(35)
Current portion of long-term debt and other long-term liabilities	3,152	4,350	(1,198)	(28)
Total current liabilities	433,772	456,613	(22,841)	(5)

Deferred income taxes	15,305	13,867	1,438	10
Long-term debt	326,298	253,222	73,076	29
Other long-term liabilities	6,221	5,639	582	10
Total liabilities	781,596	729,341	52,255	7
Total stockholders’ equity	201,350	218,288	(16,938)	(8)
Total liabilities and stockholders’ equity	$982,946	$947,629	$35,317	4%
                                __________________

1.
Total receivables at March 31, 2008 include $6.3 million of acquired receivables, which include National Pool Tile.  The allowance for doubtful accounts was $9.4 million at March 31, 2008 and $4.8 million at March 31, 2007.

2.
Total product inventories at March 31, 2008 include $17.1 million of acquired inventories, which include National Pool Tile.  The inventory reserve was $6.9 million at March 31, 2008 and $4.4 million at March 31, 2007.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2008	2007	Change
Operating activities
Net income (loss)	$(3,184	) $	1,354	$(4,538)
Adjustments to reconcile net income (loss)to net cash used in operating activities:
Depreciation	2,387		2,184	203
Amortization	1,064		1,220	(156)
Share-based compensation	2,270		1,543	727
Excess tax benefits from share-based compensation	(1,540)		(2,834)	1,294
Equity losses in unconsolidated investments	2,446		1,987	459
Other	(2,612)		(1,920)	(692)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(60,100)		(76,398)	16,298
Product inventories	(80,964)		(80,453)	(511)
Accounts payable	136,197		147,859	(11,662)
Other current assets and liabilities	(11,404)		(7,849)	(3,555)
Net cash used in operating activities	(15,440)		(13,307)	(2,133)

Investing activities
Acquisition of businesses, net of cash acquired	(32,742)		(842)	(31,900)
Purchase of property and equipment, net of sale proceeds	(1,835)		(3,073)	1,238
Proceeds from sale of investment	—		75	(75)
Net cash used in investing activities	(34,577)		(3,840)	(30,737)

Financing activities
Proceeds from revolving line of credit	74,948		87,716	(12,768)
Payments on revolving line of credit	(27,425)		(121,900)	94,475
Proceeds from asset-backed financing	12,655		39,779	(27,124)
Payments on asset-backed financing	(14,170)		(11,765)	(2,405)
Proceeds from long-term debt	—		100,000	(100,000)
Payments on long-term debt and other long-term liabilities	(785)		(773)	(12)
Payments of capital lease obligations	(251)		(257)	6
Payments of deferred financing costs	(22)		(377)	355
Excess tax benefits from share-based compensation	1,540		2,834	(1,294)
Issuance of common stock under stock option plans	1,861		2,921	(1,060)
Payments of cash dividends	(5,734)		(5,248)	(486)
Purchases of treasury stock	(1,263)		(61,788)	60,525
Net cash provided by financing activities	41,354		31,142	10,212
Effect of exchange rate changes on cash	(686)		(174)	(512)
Change in cash and cash equivalents	(9,349)		13,821	(23,170)
Cash and cash equivalents at beginning of period	15,825		16,734	(909)
Cash and cash equivalents at end of period	$6,476		$30,555	$(24,079)

Addendum

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Three Months		Three Months		Three Months
	Ended		Ended		Ended
	March 31,		March 31,		March 31,
	2008	2007	2008	2007	2008	2007
Net sales	$332,346	$371,812	$5,869	$1,894	$338,215	$373,706

Gross profit	93,547	103,035	1,807	450	95,354	103,485
Gross margin	28.1%	27.7%	30.8%	23.8%	28.2%	27.7%

Selling and administrative expenses	90,873	93,671	2,284	1,182	93,157	94,853
Expenses as a % of net sales	27.3%	25.2%	38.9%	62.4%	27.5%	25.4%

Operating income (loss)	2,674	9,364	(477)	(732)	2,197	8,632
Operating income (loss) margin	0.8%	2.5%	(8.1)%	(38.7)%	0.6%	2.3%

We exclude the following sales centers from our base business results for a period of 15 months (parenthetical numbers for each category indicate the number of sales centers excluded as of March 31, 2008):

•	acquired sales centers (13 - see table below);
•	new sales centers opened in new markets (2);
•	closed sales centers (3); and
•	consolidated sales centers in cases where we do not expect to maintain the majority of the existing business (1).

We generally allocate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired and new market sales centers in the base business calculation including the comparative prior year period.

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Period Excluded
National Pool Tile (NPT)	March 2008	11	March 2008
Canswim Pools	March 2008	1	March 2008
Tor-Lyn, Limited	February 2007	1	February – March 2007 and January – March 2008

The table below summarizes the changes in our sales centers during the quarter ended March 31, 2008:

December 31, 2007	281
Acquired, net of consolidations (1)	12
Consolidated	(1)
Closed	(1)
March 31, 2008	291

(1)  We consolidated 4 of the 15 acquired NPT sales centers with existing sales centers at the end of March 2008.

We define EBITDA as net income or net loss plus interest expense, income taxes, share-based compensation, depreciation and amortization.  We consider EBITDA an important indicator of the operational strength and performance of our business, including the ability to provide cash flows to fund growth, service debt and pay dividends.  EBITDA eliminates the non-cash expenses related to share-based compensation, depreciation of tangible assets and amortization of intangible assets.  We believe EBITDA should be considered in addition to, not as a substitute for, operating income, net income or loss and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States (GAAP).

The table below presents a reconciliation of net income (loss) to EBITDA.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2008	2007
Net income (loss)	$(3,184)	$1,354
Add:
Interest expense, net	5,024	4,519
Provision (benefit) for income taxes	(1,089)	1,588
Income tax benefit on equity losses	(1,002)	(816)
Share-based compensation	2,270	1,543
Depreciation	2,387	2,184
Amortization (1)	953	1,170
EBITDA	$5,359	$11,542

                  (1)  Excludes amortization included in interest expense, net